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                                                                     Exhibit 5.1


                                                      November 15, 1996

PAREXEL International Corporation
195 West Street
Waltham, MA  02154

        Re: Registration Statement on Form S-8 Relating to the 1995 Stock Plan (the "Plan") of PAREXEL International Corporation (the "Company")
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Dear Sir or Madam:

        Reference is made to the above-captioned Registration Statement on Form S-8 (the "Registration Statement") filed by the Company on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 500,000 shares of Common Stock, $.01 par value per share, of the Company issuable pursuant to the Plan (the "Shares").

        We have examined, are familiar with, and have relied as to factual matters solely upon, copies of the Plan, the Restated Articles of Organization and Amended and Restated By-Laws of the Company, the minute books and stock records of the Company and originals of such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion.

        Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, the terms of any option or purchase right granted thereunder and duly authorized by the Company's Board of Directors or Compensation Committee and/or any related agreements with the Company, will be validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                             Very truly yours,


                                             TESTA, HURWITZ & THIBEAULT, LLP